SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13d-2(b)

                                (Amendment No.2)


                           Restoration Hardware, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, Par Value $0.01 per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    760981100
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                February 13, 2008
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)


----------

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Capital, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Capital Management, L.L.C.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     OO, IA

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Richard W. Shea, Jr.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     IN

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon International, Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund II, L.P.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     PN

CUSIP No. 760981100
          ---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     Vardon Focus Fund International ,Ltd.

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                 (a)  [X]
                                                                 (b)  [_]

3.   SEC USE ONLY


4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     1,723,175

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     1,723,175

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,723,175

10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.4%

12.  TYPE OF REPORTING PERSON

     CO

CUSIP No. 760981100
          ---------------------

Item 1(a).  Name of Issuer:

            Restoration Hardware, Inc.
            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

            15 Koch Road, Suite J
            Corte Madera, California 94925
            --------------------------------------------------------------------

Item 2(a) - (c). Name, Principal Business Address, and Citizenship of Person:

                 Vardon Capital, L.L.C. - Delaware
                 Vardon Capital Management, L.L.C. - Delaware
                 Richard W. Shea, Jr. - United States
                 Vardon Focus Fund, L.P. - Delaware
                 Vardon Focus Fund II, L.P. - Delaware

                 120 West 45th Street, 17th Floor
                 New York, New York 10036

                 Vardon International, Ltd. -  Cayman Islands
                 Vardon Focus Fund International ,Ltd. -  Cayman Islands

                 Admiral Financial Center
                 P.O. Box 32021 SMB
                 90 Fort Street
                 Grand Cayman, Cayman Islands, B.W.I.

         (d)     Title of Class of Securities:

                 Common Stock, Par Value $0.01 per Share

         (e)     CUSIP Number:

                 760981100
                 ---------------------------------------------------------------

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

     (a)  [_]  Broker or dealer registered under Section 15 of the Exchange Act.

     (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act.

     (c)  [_]  Insurance  company as defined in Section 3(a)(19) of the Exchange
               Act.

     (d) [_] Investment company registered under Section 8 of the Investment Company Act.

     (e)  [_]  An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

     (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


Item 4.  Ownership.

         (a)  Amount Beneficially Owned:

              Vardon Capital, L.L.C. -  1,723,175
              Vardon Capital Management, L.L.C. -  1,723,175
              Richard W. Shea, Jr. -  1,723,175
              Vardon International, Ltd. -  1,723,175
              Vardon Focus Fund, L.P. -  1,723,175
              Vardon Focus Fund II, L.P. -  1,723,175
              Vardon Focus Fund International, Ltd. -  1,723,175
              ------------------------------------------------------------------

         (b)  Percent of Class:

              Vardon Capital, L.L.C. -  4.4%
              Vardon Capital Management, L.L.C. -  4.4%
              Richard W. Shea, Jr. -  4.4%
              Vardon International, Ltd. -  4.4%
              Vardon Focus Fund, L.P. -  4.4%
              Vardon Focus Fund II, L.P. -  4.4%
              Vardon Focus Fund International, Ltd. -  4.4%
              ------------------------------------------------------------------

         (c)  Number of shares as to which such person has:

              (i)  Sole power to vote or to direct the vote

                   Vardon Capital, L.L.C. -  0
                   Vardon Capital Management, L.L.C. -  0
                   Richard W. Shea, Jr. -  0
                   Vardon International, Ltd. -  0
                   Vardon Focus Fund, L.P. -  0
                   Vardon Focus Fund II, L.P. -  0
                   Vardon Focus Fund International, Ltd. -  0
                   -------------------------------------------------------------

              (ii) Shared power to vote or to direct the vote

                   Vardon Capital, L.L.C. -  1,723,175
                   Vardon Capital Management, L.L.C. -  1,723,175
                   Richard W. Shea, Jr. -  1,723,175
                   Vardon International, Ltd. -  1,723,175
                   Vardon Focus Fund, L.P. -  1,723,175
                   Vardon Focus Fund II, L.P. -  1,723,175
                   Vardon Focus Fund International, Ltd. -  1,723,175
                   -------------------------------------------------------------

             (iii) Sole power to dispose or to direct the disposition of

                   Vardon Capital, L.L.C. -  0
                   Vardon Capital Management, L.L.C. -  0
                   Richard W. Shea, Jr. -  0
                   Vardon International, Ltd. -  0
                   Vardon Focus Fund, L.P. -  0
                   Vardon Focus Fund II, L.P. -  0
                   Vardon Focus Fund International, Ltd. -  0
                   -------------------------------------------------------------

              (iv) Shared power to dispose or to direct the disposition of

                   Vardon Capital, L.L.C. -  1,723,175
                   Vardon Capital Management, L.L.C. -  1,723,175
                   Richard W. Shea, Jr. -  1,723,175
                   Vardon International, Ltd. -  1,723,175
                   Vardon Focus Fund, L.P. -  1,723,175
                   Vardon Focus Fund II, L.P. -  1,723,175
                   Vardon Focus Fund International, Ltd. -  1,723,175
                   -------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

         [X]
         -----------------------------------------------------------------------

Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

         Not Applicable
         -----------------------------------------------------------------------

Item 8.  Identification  and  Classification  of Members of the Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 9.  Notice of Dissolution of Group.

         Not Applicable
         -----------------------------------------------------------------------

Item 10. Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  April 4, 2008

Vardon Focus Fund, L.P.                  Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.                 By: Richard W. Shea, Jr.
    as managing member of the                as managing member of the
    general partner                          general partner



By: /s/ Richard W. Shea, Jr.             By: /s/ Richard W. Shea, Jr.
    -------------------------------          -----------------------------------
    Richard W. Shea, Jr.                     Richard W. Shea, Jr.
    Managing Member of                       Managing Member of
    the General Partner                      the General Partner


Vardon International, Ltd.               Vardon Focus Fund International, Ltd.
By: Richard W. Shea, Jr.                 By: Richard W. Shea, Jr.
    as director                              as director



By: /s/ Richard W. Shea, Jr.             By: /s/ Richard W. Shea, Jr.
    -------------------------------          -----------------------------------
    Richard W. Shea, Jr.                     Richard W. Shea, Jr.
    Director                                 Director



Vardon Capital, L.L.C.                   Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.                 By: Richard W. Shea, Jr.
    its managing member                      its managing member



By: /s/ Richard W. Shea, Jr.             By: /s/ Richard W. Shea, Jr.
    -------------------------------          -----------------------------------
    Richard W. Shea, Jr.                     Richard W. Shea, Jr.
    Managing Member                          Managing Member


Richard W. Shea, Jr.



    /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually

                                                                       Exhibit A

                                    AGREEMENT


     The undersigned agree that this Schedule 13G dated April 4, 2008 relating to the Common Stock, Par Value $0.01 per Share of Restoration Hardware, Inc. shall be filed on behalf of the undersigned.

Dated:  April 4, 2008

Vardon Focus Fund, L.P.                  Vardon Focus Fund II, L.P.
By: Richard W. Shea, Jr.                 By: Richard W. Shea, Jr.
    as managing member of the                as managing member of the
    general partner                          general partner



By: /s/ Richard W. Shea, Jr.             By: /s/ Richard W. Shea, Jr.
    -------------------------------          -----------------------------------
    Richard W. Shea, Jr.                     Richard W. Shea, Jr.
    Managing Member of                       Managing Member of
    the General Partner                      the General Partner


Vardon International, Ltd.               Vardon Focus Fund International, Ltd.
By: Richard W. Shea, Jr.                 By: Richard W. Shea, Jr.
    as director                          as director



By: /s/ Richard W. Shea, Jr.             By: /s/ Richard W. Shea, Jr.
    -------------------------------          -----------------------------------
    Richard W. Shea, Jr.                     Richard W. Shea, Jr.
    Director                                 Director



Vardon Capital, L.L.C.                   Vardon Capital Management, L.L.C
By: Richard W. Shea, Jr.                 By: Richard W. Shea, Jr.
    its managing member                      its managing member



By: /s/ Richard W. Shea, Jr.             By: /s/ Richard W. Shea, Jr.
    -------------------------------          -----------------------------------
    Richard W. Shea, Jr.                     Richard W. Shea, Jr.
    Managing Member                          Managing Member


Richard W. Shea, Jr.



    /s/ Richard W. Shea, Jr.
    -------------------------------
    Richard W. Shea, Jr.
    Individually